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                                                                  EXHIBIT 10.8


                MELITA INTERNATIONAL CORPORATION/___________

                        TAX INDEMNIFICATION AGREEMENT

         This TAX INDEMNIFICATION AGREEMENT, dated as of the 5th day of March, 1997, is entered into by MELITA INTERNATIONAL CORPORATION, a Georgia corporation (the "Company") and _____________ (the "Stockholder").

                                  RECITALS


         WHEREAS, prior to February 7, 1997, the Stockholder held four percent of the outstanding shares of the Company's Voting Common Stock, no par value, (the "Common Stock"); and

         WHEREAS, the Company has elected to be taxed as S corporation under the Code and that election has not been terminated; and

         WHEREAS, the Company is now contemplating offering and selling shares of its Common Stock to the public (the "Public Offering"); and

         WHEREAS, the Company plans, just prior to the commencement of the Public Offering, to terminate its S corporation election; and

         WHEREAS, the parties hereto wish to set forth their agreement with respect to certain adjustments to the federal and state income tax liability of the Stockholder and the Company attributable to Tax Items of the Company that pass through to the Stockholder under the provisions of Subchapter S of the Code and any similar provisions of state law for the period during which the Company is an S Corporation;

         NOW, THEREFORE, for value received, the parties agree as follows:

                                  ARTICLE I

                                 DEFINITIONS

         For purposes of this Agreement the following definitions shall apply:

         (a) "Adjustment" shall mean any proposed or final change in any S Corporation Tax Liability initiated by the IRS, state or local taxing authority, or any other relevant taxing authority.

         (b) "Code" shall mean the Internal Revenue Code of 1986, as amended and in effect for the taxable period in question.

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         (c)      "Final Determination" shall mean the final resolution of any
Income Tax liability (including all related interest and penalties) for a taxable period. A Final Determination shall result from the first to occur of:

                  (i) the expiration of 30 days after IRS acceptance of a Waiver of Restrictions on Assessment and Collection of Deficiency in Tax and Acceptance of Overassessment on Federal Revenue Form 870 or 870-AD (or any successor comparable form or the expiration of a comparable period with respect to any comparable agreement or form under the laws of other jurisdictions), unless, within such period, the taxpayer gives notice to the other party of the taxpayer's intention to attempt to recover all or part of any amount paid pursuant to the Waiver by the filing of a timely claim for refund;

                  (ii) a decision, judgment, decree, or other order by a court of competent jurisdiction that is not subject to further judicial review (by appeal or otherwise) and has become final;

                  (iii) the execution of a closing agreement under section 7121 of the Code or the acceptance by the IRS or its counsel of an offer in compromise under section 7122 of the Code, or comparable agreements under the laws of other jurisdictions;

                  (iv) the expiration of the time for filing a claim for refund or for instituting suit in respect of a claim for refund disallowed in whole or part by the IRS or other relevant taxing authority;

                  (v) any other final disposition of the tax liability for such period by reason of the expiration of the applicable statute of limitations; or

                  (vi) any other event that the parties agree is a final and irrevocable determination of the liability at issue.

         (d) "Income Tax" shall mean federal income taxes and state and local taxes imposed upon, or measured by, income. Income Tax includes interest, penalties, and other additions to tax.

         (e) "IRS" shall mean the United States Internal Revenue Service or any successor, including, but not limited to, its agents, representatives, and attorneys.

         (f) "S Corporation" shall mean an S Corporation within the meaning of section 1361 of the Code.


         (g) "S Corporation Tax Liability" shall mean the personal Income Tax liability of the Stockholder for Income Taxes attributable to:

                  (i) the Company's Tax Items that pass through to the Stockholder under the provisions of Subchapter S of the Code and any similar provisions of state and local law, or

                  (ii) the Stockholder's receipt of indemnity payments hereunder.




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         (h)    "Tax Benefit" shall mean a reduction in the personal Income Tax liability of the Stockholder (as a result of Tax Items of the Company and all other Tax Items reflected on the Stockholder's tax return) for any taxable period.

                The Stockholder shall be deemed to have realized or received a Tax Benefit from a Tax Item in a taxable period only if and to the extent that the Stockholder's personal Income Tax liability for such period is less than it would have been if such liability were determined without regard to such Tax Item.

                The Stockholder shall be deemed to have realized or received a Tax Benefit with respect to a carryover only if, when, and to the extent the carryover is used to produce a Tax Benefit.

         (i) "Tax Item" shall mean any item of income, gain, loss, deduction, credit, recapture of credit, or any other item which increases or decreases Income Taxes paid or payable by the Stockholder (when the Company is an S Corporation) or by the Company.

                                 ARTICLE II

                      INDEMNIFICATION FOR CERTAIN TAXES

         (a) The Stockholder shall pay to the Company an amount equal to any Tax Benefit actually realized or received arising from an Adjustment with respect to a Tax Item of the Company for any taxable period in which the Company was taxable as an S Corporation.

         (b) If based on a Final Determination the Company is deemed to have been a C corporation for federal, state or local income tax purposes during any period in which it reported (or intends to report) its taxable income as an S corporation, the Stockholder agrees to contribute to the capital of the Company an amount necessary to hold the Company harmless from any taxes (net of any refunds) and interest arising from such Final Determination.

         The obligations of the Stockholder under this subsection (b) shall include all taxes (net of any refunds) and interest incurred by the Company as a C Corporation for periods ending before the date of termination of the Company S election during 1997 (the "Termination Date"), other than any obligation arising from an adjustment to the Company's tax return for a period ending before the Termination Date which, if the Company had been an S corporation for such period, would have given rise to an obligation of the Company to the Stockholder under subsection (c) of this Article II.

         The Stockholder's obligation under this subsection (b) shall be limited to the total distributions to the Stockholder made by the Company through and including the Termination Date, reduced by any taxes (net of any refunds) and interest of the Stockholder attributable to such distributions.

         (c) The Company shall pay and indemnify the Stockholder for any S Corporation Tax Liability arising from an Adjustment with respect to a Tax Item of the Company.


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         (d)   Any payment required under this Article shall be made by the earliest of (1) 20 days after the Stockholder receives a refund or credit, (2) 20 days after a Final Determination with respect to such tax, (3) with respect to a carryover, 20 days after the Stockholder files a tax return on which the carryover produces a Tax Benefit, or (4) 20 days after the determination by the parties or pursuant to Article IV that such payment is due.

                                 ARTICLE III

                   COOPERATION AND EXCHANGE OF INFORMATION

         Whenever the Stockholder or the Company becomes aware of an issue which either party believes could give rise to payment or indemnification from the other party under Article II, the Stockholder or the Company (as the case may be) shall promptly give notice of the issue to the other party. The indemnitor and its representatives, at the indemnitor's expense, shall be entitled to participate in all conferences, meetings, or proceedings with the IRS or other taxing authority with respect to the issue.

         The parties agree to consult and cooperate with each other in the negotiation and settlement or litigation of any Adjustment that may give rise to any payment or an indemnification payment under this Agreement. All decisions with respect to such negotiation and settlement or litigation shall be made by the parties after full and good faith consultation.

         If a party who will be required to make an indemnification payment (the "Indemnifying Party") proposes to accept a settlement offered by the relevant taxing authority with respect to an issue for one or more taxable years, but the party who will be entitled to receive the payment (the "Indemnified Party") disagrees with the proposed settlement, then the Indemnifying Party may pay to the Indemnified Party the amount that would be due under this Agreement pursuant to such settlement and, in that event, the Indemnifying Party shall have no further responsibility for amounts attributable to that issue for the taxable years involved.

                                 ARTICLE IV

                                  DISPUTES

         If the parties are, after negotiation in good faith, unable to agree upon the appropriate calculation of amounts due under this Agreement, the controversy shall be settled by Arthur Andersen, L.L.P. (the "Accounting Firm").

         The decision of the Accounting Firm shall be final, and each of the Company and the Stockholder agree immediately to pay to the other any amount due under this Agreement pursuant to such decision. The expenses of the Accounting Firm shall be borne one-half by the Company and one-half by the Stockholder unless the Accounting Firm specifies otherwise.

         Any dispute arising between the parties with reference to the legal interpretation of this Agreement or their rights hereunder shall, upon written request of either party, be submitted to three arbitrators, one to be chosen by each party, and the third by the two so chosen. Each party shall submit its case to its arbitrator within thirty days of the appointment of the third arbitrator.



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The decision in writing of any two arbitrators, when filed with the parties hereto, shall be final and binding on both parties. Judgment may be entered upon the final decision of the arbitrators in any court having jurisdiction. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the third arbitrator and of the arbitration.

                                  ARTICLE V

                                MISCELLANEOUS

         Section 5.1 Term of Agreement. This Agreement shall become effective as of the date of its execution and shall continue in full force and effect indefinitely, except that this Agreement shall be void and of no effect if the Company's S corporation status is not terminated before January 1, 1998.

         Section 5.2 Severability. If any term of this Agreement is held by a court of competent jurisdiction to be unenforceable, the remainder of the terms set forth herein shall remain in full force and effect and shall in no way be impaired. In the event that any term is held to be unenforceable, the parties shall use their best efforts to find an alternative means to achieve the same or substantially the same result as that contemplated by such term.

         Section 5.3 Assignment. Except by operation of law or in connection with the sale of all or substantially all the assets of a party, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by the Stockholder without the written consent of the Company or by the Company without the written consent of the Stockholder. Any attempt to assign any right or obligations arising under this Agreement without such consent shall be void. However, the provisions of this Agreement shall be binding upon inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

         Section 5.4 Further Assurances. Subject to the provisions of this Agreement, the parties shall acknowledge such other instruments and documents, and take all other actions, as may be reasonably required in order to effectuate the purposes of this Agreement.

         Section 5.5 Parties in Interest. Except as herein otherwise specifically provided, nothing in this Agreement expressed or implied is intended to confer any right or benefit upon any person, firm, or corporation other than the parties and their respective successors and permitted assigns.

         Section 5.6 Waivers, Etc. No failure or delay on the part of the parties in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless it shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose which given.



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         Section 5.7  Set-off. All payments to be made by any party under this
Agreement shall be made without set-off, counterclaim, or withholding, all of which are expressly waived.

         Section 5.8 Change of Law. If, due to any change in applicable law or regulations or the interpretation thereof by any court or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement shall be impracticable or impossible, the parties shall use their best efforts to find an alternative means to achieve the same or substantially the same results as are contemplated by such provision.

         Section 5.9. Headings. Descriptive headings are for convenience only and shall not control or affect the meaning of any provision of this Agreement.

         Section 5.10 Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties and each executed counterpart shall be an original instrument.

         Section 5.11 Notices. All notices provided for in this Agreement shall be validly given if in writing and delivered personally or sent by registered mail, postage prepaid if to the Company, at

                  Melita International
                  5051 Peachtree Corners Circle
                  Norcross, Georgia 30092-2500
                  Attn: President

         copy to:

                  Robert A. Enholm
                  General Counsel
                  Melita International
                  5051 Peachtree Corners Circle
                  Norcross, Georgia 30092-2500

         if to the Stockholder, to:
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or to such other addresses as any party may, from time to time, designate in a written notice given in a like manner. Notice given by mail shall be deemed delivered five calendar days after the date mailed.

         Section 5.12 Governing Law. This Agreement shall be governed by the domestic substantive laws of Georgia without regard to any choice or conflict of laws rule or provision that would cause the application of the domestic substantive laws of any other jurisdiction.



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         Section 5.13 No Double Recovery. The total recovery received by the
Company pursuant to Article II(b) of this Agreement, the Melita International Corporation/Aleksander Szlam Tax Indemnification Agreement, and the Melita International Corporation/Halina Szlam, as Trustee U/A/D February 7, 1997 Tax Indemnification Agreement shall not exceed the total taxes (net of refund) and interest arising from the Final Determination referred to therein.



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         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the day and year first written above.


MELITA INTERNATIONAL CORPORATION:            STOCKHOLDER:



By:                                                                   (SEAL)
   -----------------------------            ------------------------
   J. Neil Smith, President
                                            ------------------------



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